PLAN OF MERGER

OF

MACKIE DESIGNS INC.

AND

EASTERN ACOUSTIC WORKS, INC.

This Plan of Merger (“the Plan”) dated October      , 2001, is between Mackie Designs Inc., a Washington corporation (herein referred to as “Mackie” or the “Surviving Corporation,”), and Eastern Acoustic Works, Inc., a Massachusetts Corporation (hereinafter referred to as “EAW” or the “Merging Corporation”).

RECITALS

A.            Mackie is a corporation duly organized and validly existing under the laws of the state of Washington.

B.            EAW is a corporation duly organized and validly existing under the laws of the state of Massachusetts and is a wholly owned subsidiary of Mackie.

C.            Blackstone Technologies, Inc. (“Blackstone”) is a Massachusetts corporation duly organized and validly existing under the laws of the state of Massachusetts, and SIA Software Inc. (“SIA”), is a corporation duly organized and validly existing under the laws of the state of New York.  Blackstone and SIA are wholly-owned subsidiaries of EAW.

D.            The Boards of Directors of Mackie and EAW each deem it desirable and in the best interest of their respective corporations and shareholders that EAW be merged into Mackie on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual promises and covenants, and subject to the conditions herein set forth, the parties agree and promise as follows:

1.             Merger:         EAW shall be merged into Mackie pursuant to the provisions of RCW 23B.11.010 et seq. and Chapter 156B, Section 82 General Laws of the Commonwealth of Massachusetts.  Mackie shall be the surviving corporation.

2.             Effect of Merger:         Upon the effective date of the merger:

2.1          The separate existence of EAW shall cease, and Mackie shall thereupon possess all the rights, privileges, immunities, and franchises of EAW.  All property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest of, or belonging to or due to, EAW shall be taken and deemed to be transferred to and vested in Mackie without further act or deed, and the title to any real estate, or any interest therein, shall not revert or be in any way impaired by reason of this merger.

2.2          Mackie shall assume, be responsible and be liable for all liabilities and obligations of EAW, and any claim existing or action or proceeding pending by or against any of such corporations may be prosecuted as if such merger had not taken place, and Mackie may be substituted in EAW’s place as its successor.

3.             Name; Registered Office; Registered Agent:          The name of the Surviving Corporation shall remain Mackie Designs Inc. following the merger.  The purpose, principal place of business, registered office and registered agent, number of directors, and the capital stock of the Surviving Corporation shall be as appears in the Articles of Incorporation of the Surviving Corporation as of the effective date of merger.

4.             Bylaws:          The Bylaws of the Surviving Corporation as of the effective date of merger shall be the Bylaws of the Surviving Corporation.

5.             Shares:

5.1          All of the outstanding and issued shares of EAW as of the effective date of the merger shall be cancelled, and no new shares of Mackie shall be issued in consideration of such cancellation.  After the effective date of the merger, holders of certificates of shares in EAW shall surrender them to Mackie, or its duly appointed agent, in such manner as Mackie shall legally require.  Upon receipt of such certificates, Mackie shall cancel the same and duly note the cancellation in the stock ledger of EAW.

5.2          All of the outstanding and issued shares of Blackstone and SIA as of the effective date of the merger shall be reissued to Mackie on a share for share basis following the merger.

6.             Filing:         This Plan of Merger shall be filed with the Articles of Merger to be filed with the Secretary of State of the State of Washington as required by the laws of the State of Washington, and with the Articles of Merger which are required by the laws of the Commonwealth of Massachusetts.

7.             Effective Date:           The effective date of the merger shall be the last date upon which Articles of Merger are filed with the State of Washington or the Commonwealth of Massachusetts.

8.             Abandonment:           The Board of Directors of either company may, in its discretion, abandon this merger without further action or approval by the shareholders of the company, at any time before the effective date of the merger.

9.             Counterparts:            This Plan of Merger may be executed in any number of counterparts, and all such counterparts and copies shall be and constitute an original instrument.

10           Governing Law:           This Plan of Merger shall be construed in accordance with the laws of the State of Washington and the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed on this        day of October, 2001.

MACKIE DESIGNS INC.

By:
Title:

EASTERN ACOUSTIC WORKS, INC.

By:
Title: